Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces December Cash Distribution

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

Houston, Texas — November 30, 2018 — PACIFIC COAST OIL TRUST (NYSE—ROYT) (the “Trust”), a royalty trust formed by Pacific Coast Energy Company LP (“PCEC”), announced today a cash distribution to the holders of its units of beneficial interest of $0.04097 per unit, payable on December 24, 2018 to unitholders of record on December 10, 2018.  The Trust’s distribution calculation relates to net profits and overriding royalties generated during October 2018 as provided in the conveyance of net profits and overriding royalty interest.  All information in this press release has been provided to the Trustee by PCEC.

The current month’s calculation for the Developed Properties resulted in $2.0 million of revenues less direct operating expenses and development costs.  The current month’s revenues were $5.1 million, lease operating expenses including property taxes were $2.6 million and capital expenditures were $0.4 million. Average realized prices for the Developed Properties were $75.08 per Boe in October, as compared to $72.86 per Boe in September. Net profits for the month of October for the Developed Properties were $1.6 million.

The current month’s calculation included approximately $89,000 for the 7.5% overriding royalty interest on the Remaining Properties from Orcutt Diatomite and Orcutt Field. Average realized prices for the Remaining Properties were $71.79 per Boe in October, as compared to $69.54 per Boe in September. The cumulative net profits deficit for the Remaining Properties, including the 7.5% overriding royalty interest payments, decreased by approximately $16,000 and now totals $1.5 million as of October 2018.

The net cash flow available for distribution to the holders of units of beneficial interest is approximately $1.6 million.  The proceeds expected to be received by the Trust in December of $1.7 million consist of $1.6 million in income from the Developed Properties and approximately $89,000 in income from the 7.5% overriding royalty interest on the Remaining Properties.  The proceeds to be received by the Trust will be partially offset by $91,000 for the monthly operating and services fee payable to PCEC and approximately $45,000 in Trust general and administrative expenses, resulting in the net cash flow available for distribution of approximately $1.6 million.

The Trustee periodically engages an independent oil and gas consulting firm to perform a detailed review of the computation of the amounts paid to the Trust. The consulting firm has concluded its review of payments relating to the Trust Year 2016, the Trustee and PCEC have concluded their reviews and discussions of the findings, and the resulting adjustments have been included in the current month’s calculation. The adjustments increased the amount payable to the Trust from the Developed Properties by approximately $54,000 and decreased the cumulative net profits deficit from the Remaining Properties by approximately $2,000.

Sales Volumes and Prices

The following table displays PCEC’s underlying sales volumes and average prices for the month of October 2018:

	Underlying Properties
	Sales Volumes		Average Price
	(Boe)	(Boe/day)	(per Boe)
Developed Properties (a)	67,860	2,189	$75.08
Remaining Properties (b)	17,315	559	$71.79

(a) Crude oil sales represented 98% of sales volumes

(b) Crude oil sales represented 100% of sales volumes

2018 Operating and Financial Sensitivity Analysis

Year-to-date 2018 (through the October 2018 production month) Developed Properties production has been approximately 270 boe/d under the 2018 guidance range provided in February 2018, primarily due to lower-than-expected performance from the Los Angeles Basin.  West Pico production has been approximately 150 boe/d below expected levels due to gas export restrictions and significant shut-in wells requiring workovers (as disclosed in the Trust’s previous filings with the Securities and Exchange Commission (the “SEC”)).  West Pico production has improved since October and is expected to approach the levels generally experienced prior to the gas export shutdown.  East Coyote and Sawtelle production has been approximately 45 boe/d below expected levels due to the temporary shutdown of wells from sanding and well failures as well as injection constraints at both fields (as disclosed in the Trust’s previous filings with the SEC).  The remaining shortfall of approximately 75 boe/d is due to lower-than-expected production from Orcutt Diatomite cyclic steam operations, partially offset by higher-than-expected production from Orcutt Conventional.  PCEC expects to provide guidance for 2019 early next year.

Overview of Trust Structure

Pacific Coast Oil Trust is a Delaware statutory trust formed by PCEC to own interests in certain oil and gas properties in the Santa Maria Basin and the Los Angeles Basin in California (the “Underlying Properties”). The Underlying Properties and the Trust’s net profits and royalty interests are described in the Trust’s filings with the SEC. As described in the Trust’s filings with the SEC, the amount of any periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. For additional information on the Trust, please visit www.pacificcoastoiltrust.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include PCEC’s estimates regarding its 2018 capital program and the amount and date of any anticipated distribution to unitholders. Any anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which have declined significantly, could decline further and could remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 9, 2018, and if applicable, the Trust’s subsequent Quarterly Reports on Form 10-Q. The Trust’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(512) 236-6555

601 Travis Street, 16th Floor, Houston, TX 77002